Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-07135, No. 333-89029, No. 333-28991, No. 333-70616, No. 333-70618 and No. 333- 101256) pertaining to the Employee Stock Purchase Plan, the 1996 Stock Option Plan, 401(k) Salary Reduction Plan and Trust and the 2001 Stock Option Plan of Ribozyme Pharmaceuticals, Inc., and in the Registration Statements (Form S-3 No. 333-66092 and No. 333-75976) of Ribozyme Pharmaceuticals, Inc. of our report dated February 21, 2003, except for Note 13, as to which the date is March 7, 2003, with respect to the financial statements of Ribozyme Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Denver, Colorado
March 28, 2003